EXHIBIT 11.1
STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

-------------------------------------------------

                                                      2000                1999                1998
                                                   ----------         -----------         -----------
Shares outstanding at beginning of year             9,595,468           9,640,268           9,670,268

Repurchase and retirement of common stock             (15,600)            (44,800)            (30,000)

Shares outstanding at end of year                   9,579,868           9,595,468           9,640,268
                                                   ----------         -----------         -----------
Weighted average common shares outstanding          9,583,200           9,616,313           9,660,152
                                                   ==========         ===========         ===========
Net (loss) earnings                               ($    1,422)        $     3,388         $     6,848
                                                   ==========         ===========         ===========
(Loss) earnings per common share                  ($     0.15)        $      0.35         $      0.71
                                                   ==========         ===========         ===========


The Company has no potentially dilutive common shares.














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